Exhibit 99.1

SITEONE LANDSCAPE SUPPLY NOMINATES LARISA DRAKE FOR ELECTION TO ITS BOARD OF DIRECTORS

ROSWELL, GA – 3/21/2019 – SiteOne® Landscape Supply, Inc. (NYSE: SITE), the largest and only national wholesale distributor of landscape supplies in the United States, announced today that its board of directors has nominated Larisa J. Drake to be elected as a director at the company’s annual meeting of stockholders on May 15.

“We are excited to announce the nomination of Larisa Drake to our Board,” said Doug Black, Chairman and CEO of SiteOne Landscape Supply. “Her wealth of experience in data analytics and the strategic design and implementation of marketing campaigns will be an asset to SiteOne, particularly as we continue to enhance our marketing programs and bring more value to our customers through our digital capabilities.”

Ms. Drake is Executive Vice President and Chief Marketing Officer at Equity Lifestyle Properties, a publicly traded real estate investment trust that owns and operates over 400 communities in North America. Prior to joining Equity Lifestyle Properties in 2013, she was an officer at Discover Financial Services where she led marketing initiatives over the course of 14 years for Discover Card, the third largest credit card brand in the United States.

Ms. Drake holds a B.S. in Communication Studies from Northwestern University; an M.L.A. from the University of Chicago; and an M.B.A. from the Kellogg School of Management.

“Larisa is a proven leader whose experience and insight will benefit us greatly as we continue to focus on delivering value to our stakeholders,” added Bill Douglas, SiteOne’s Lead Director.

About SiteOne Landscape Supply:

SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces. https://www.siteone.com/

This Press Release Does Not Constitute a Solicitation of Proxies

This press release is not a solicitation of proxies from holders of common stock of SiteOne Landscape Supply, Inc. (the “Company”).  The Company will provide stockholders with a proxy statement and other relevant materials in connection with the 2019 Annual Meeting of Stockholders.  Any solicitation of proxies by or on behalf of the Company in connection with the 2019 Annual Meeting of Stockholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.  We urge stockholders to read the proxy statement and any other relevant documents to be filed with the SEC when available, as such documents will contain important information.  Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or at http://www.investors.siteone.com.

Contacts

Investor Relations:

SiteOne Landscape Supply, Inc.

Pascal Convers, 470-270-7011

investors@siteone.com

or

Media:
SiteOne Landscape Supply, Inc.

Greg Kirksey, 470-277-7164
Director, Communications
GKirksey@SiteOne.com
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